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Exhibit 10.34

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL
"XXX" HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

Term Sheet for Restoration of Services

1.                             No moves.  Intelsat won’t move or offer alternative capacity to any of its customers already transmitting or assigned to NSS-5 satellite (or the one Ku band transponder on NSS-6 being used by AFRTS) (collectively, the “NSS Satellites”) as part of the IS-804 restoration.

2.                             Dust settles.  Attached hereto is a chart showing all of the services for which Intelsat anticipates requiring capacity from NSS Satellites as part of the IS-804 restoration (the “Initial Chart”). The Initial Chart shows the following information: product, service order number, December 2004 revenues, restoration status, preemptibility status, transponder, frequency, bandwidth, beam, end of service date, renewal rights and contractual backlog.  The Initial Chart shall be finalized by Intelsat and provided by Intelsat to NSS no later than the close of business, February 21, 2005, subject to the following limitations:  (i) the changes made shall not increase or decrease by more than 5 % any of the following: (A) the amount of capacity provided; (B) 2005 contracted revenues; or (C) backlog; and (ii) NSS is not obligated to hold available any capacity that is not already identified as in use on the Initial Chart; (iii) service contracts shown on the Initial Chart shall not be adjusted; and (iv) Intelsat shall provide NSS with a list of non-standard contractual rights that could affect backlog by March 21, 2005.    The finalized chart or, if no finalized chart is submitted, the Initial Chart (then, in either case, the “Final Chart”) shall then reflect the contractual commitment of Intelsat to take the specified capacity, effective as of January 16, 2005.

3.                             No broader agency, or resale right.  Terms are for restoration of 804 customers only, exact requirements to be determined as above.

4.                             Revenue share.  XXX% to NSS, XXX% to Intelsat for revenues received by Intelsat for services originally on the IS-804 and restored on the NSS Satellites, with the following qualifications.

i.                                Revenue share is based upon gross revenues paid to and collected by Intelsat (or an affiliate of Intelsat) from its customers in consideration for the sale, lease, license or any other form of distribution of space segment capacity or services including with respect to any cancellation payments made pursuant thereto.

ii.                             NSS gets imputed revenues (based upon pre-existing end-user-customer contract rate) for the remainder of the contract term (and any agreed renewals) in any of the following circumstances:

A.                        Any agreement by Intelsat to reduce existing contractual payment obligations or reduce contract term.

B.                          Any failure or delay of Intelsat to exercise contract remedies, including right of termination for default for the period of such failure or delay.  In the event of termination for default, Intelsat shall take all reasonable steps to pursue its end user customer for their termination claim and, if so requested by NSS, shall assign its claim against its end user customer to NSS.

C.                          The parties acknowledge that Intelsat’s carrier services contracts provide customers with the right to manage and move carrier services within their overall portfolio of services (“Porting”).  NSS shall receive imputed revenues for any such Intelsat-contractually-permitted Porting; provided that, if NSS gets another customer for an equivalent type of capacity on the satellite (of the same connectivity), then it will offset 50% of the revenues received for such capacity against Intelsat’s liability to NSS for such capacity up to the amount of such liability.  Notwithstanding the foregoing, there shall be no offset of Intelsat’s liability for any capacity Ported within the Pacific Ocean Region (POR) defined herein as 123 degrees E.L. to 243 degrees E.L. and Intelsat shall not induce customers to Port to other capacity within the POR.  In no event shall Intelsat be permitted to replace one customer for NSS’ capacity with another customer, whether the original customer’s use of NSS’ capacity terminated for reasons of Porting or otherwise.

D.                         If NSS exercises its contract remedies vis-à-vis Intelsat under the agreement in referred to in 4.v below.

iii.                              NSS shall not be obligated to grant Intelsat outage credits.  Intelsat may provide interruption credits to its customers.  To the extent that per its relevant  agreement, Intelsat grants credits it shall be reflected in revenues subject to the revenue share.

iv.                       NSS shall have audit rights consistent with the audit rights set out in the IS-603 revenue sharing agreement.

v.                          Except where expressly and unavoidably in conflict with term sheet specifics, Intelsat’s lease of capacity from NSS will be on the terms of the service agreement between Intelsat Global Sales & Marketing and NSS, dated April 30, 2004.

5.                             Renewals and Expansion.

i.                                The XXX% to NSS/XXX% to Intelsat revenue share continues to apply to any renewals.

ii.                             NSS will honor existing renewal rights, to be specified in the service rights identified by Intelsat in the Final Chart.

iii.                          Nonobligatory renewals shall be offered to NSS; NSS choice whether to accept.

iv.                         If end-user customer goes directly to NSS for renewal, NSS may agree, but revenue share continues to apply.

v.                            Renewal rights apply to contracts serving end-user-customer requirement in existing or different form, but only to the existing amount of capacity provided.

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Each party is free to offer end user customers additional capacity, new service offerings, without sharing the revenue with the other party.

vi.                         In cases where an end-user customer may wish to have greater capacity, either party may provide, but to the extent that such greater capacity replaces the existing capacity provided herein, the party providing the replacement is obligated to the other party for that party’s portion of a revenue share.  If this occurs during the original customer-contract period, that share shall be based upon the rate specified in the original customer contract.  After the original period the share shall be based proportionately in terms of the capacity provided and the rent received therefore.  For example, if an end user customer is taking 5 MHz of capacity for USD 10,000 per annum under an existing contract, that rate continues to apply as imputed revenue during the customer contract term, even if the customer is relocated to other capacity.  After the contracted term, if entered in lieu of a renewal, the other party would be entitled to a revenue share portion, but only as a percentage of the larger capacity deal.  So that if the same end user customer was obligated to pay USD 15,000 per annum for 10 MHz of capacity, the revenue subject to sharing would be USD 7,500 per annum.

6.                             NSS’ Capacity Restoration.

i.                        In the event of a “Substantial Failure” of any of NSS’ satellites NSS may, if it is interested in obtaining restoration capacity from Intelsat for the services lost, notify Intelsat within forty-eight (48) hours of the time that a determination is made by NSS that such a failure has occurred (the “Failure Notice”), providing Intelsat with a list of the technical requirements of the services it wishes Intelsat to restore (the “NSS Services”), and provide Intelsat with a right of first refusal to meet such technical requirements.  Intelsat may agree or refuse to restore such services, in whole or in part, at its discretion and will notify NSS of its decision within forty-eight (48) hours of the Failure Notice.

ii.                                 If Intelsat agrees to restore any NSS Services, it shall provide NSS with suitable restoration capacity, in accordance with the technical parameters set out in the Failure Notice.  If Intelsat restores any of the services included in the Failure Notice to any of NSS’ customers (other than to restore its Intelsat-804 customers in the event of an NSS-5 satellite failure where NSS cannot otherwise provide restoration), whether by (A) contracting with NSS, or (B) contracting with such customers directly, then the terms of Sections 3, 4, and 5 of this term sheet shall apply to the provision of such restoration capacity, mutatis mutandis, save that, as to such provision, Intelsat shall be entitled to 80% of the collected revenues and NSS shall be entitled to 20%.

iii.                              If within seven (7) days of Intelsat’s reply to the Failure Notice, NSS regains control over the failed capacity on its satellite, it may, by giving Intelsat written notice, remove the NSS Services from Intelsat’s capacity and the revenue share shall cease to apply.  In such event, Intelsat agrees to work with NSS in good faith to transition customers restored on Intelsat satellites back to failed NSS’ capacity

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iv.                             Except where expressly and unavoidably in conflict with term sheet specifics, NSS’ lease of capacity from Intelsat will be on the terms and conditions negotiated between Intelsat Global Sales and Marketing Ltd. and NSS in the agreement dated January 21, 2005.

v.                              As used above, “Substantial Failure” means the failure or degradation of 8 transponders or more such that they cannot support applicable contracts.  For the avoidance of doubt, the provisions of this Section 6 apply Substantial Failure by Substantial Failure and are not limited to a single event.

7.                                       Binding Term Sheet.  Once executed, this term sheet shall constitute a binding agreement of the parties.  The parties shall negotiate in good faith to conclude and execute definitive documentation of the agreements reflected in this term sheet no later than March 14, 2005, with each party using all reasonable efforts to complete before that date; provided that the failure to agree upon such documentation shall not void this term sheet, which shall then be implemented by each party in good faith. This term sheet, definitive documentation, and all leases made under this term sheet or the definitive documentation shall be subject to English law.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this term sheet effective on February 17th, 2005.

INTELSAT GLOBAL SALES & MARKETING LTD		NEW SKIES SATELLITES B.V.

By:	/s/ Andrew Stimson	By:	/s/ Daniel S. Goldberg
Name:	Andrew Stimson	Name:	Daniel S. Goldberg
Title:	Director	Title:	C.E.O.

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Services Restored

Product Category	SVO	Dec 2004 Revenue	Status	Restoration Time	Satellite	XPDR	Cent Freq	Beam (803)	Assigned Bandwidth	Total Backlog	EOS	Contr Type	Notes

Carrier & Channel Services					[REDACTED]

Carrier & Channel Services

Carrier & Channel Services

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Carrier & Channel Services

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Carrier & Channel Services

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Carrier & Channel Services

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Carrier & Channel Services

Carrier & Channel Services

Carrier & Channel Services

Carrier & Channel Services

Carrier & Channel Services

Carrier & Channel Services

Carrier & Channel Services

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